Exhibit 10.3

SECOND AMENDMENT TO
Restated Agreement dated July 24, 2009
between
Gen-Probe Incorporated
and
Grifols Diagnostic Solutions Inc.

This Second Amendment (the “Second Amendment”), effective January 15, 2015, to the Restated Agreement dated July 24, 2009 and as amended on November 8, 2013 (collectively, the “Agreement”) is made by and between Gen-Probe Incorporated (hereinafter, “Gen-Probe”), a Delaware corporation with a place of business at 10210 Genetic Center Drive, San Diego, CA 92121-4362, and Grifols Diagnostic Solutions Inc. (hereinafter, “Grifols”), a Delaware corporation with a place of business at 4560 Horton Street, Emeryville, CA 94608. Capitalized terms not defined in this Second Amendment shall have the same meaning given them in the Agreement.

RECITALS

WHEREAS, Novartis Vaccines and Diagnostics, Inc. (hereinafter, “Novartis V&D”) and Gen-Probe entered into the Agreement relating to the development, manufacture, marketing and distribution of products in the Blood Screening Field;

WHEREAS, on November 10, 2013, Novartis V&D and Grifols entered into a definitive agreement pursuant to which Novartis V&D agreed to sell, and Grifols agreed to acquire, the blood transfusion diagnostics business unit of Novartis V&D. The assets acquired by Grifols include, but are not limited to, nucleic acid testing assays, software, instrumentation and equipment for blood screening, as well as related patents, brands, licenses and royalties, together with the antigen production facilities and global headquarter offices in Emeryville, California, and commercial offices located in Switzerland and Hong Kong; the foregoing transaction closed on January 9, 2014;

WHEREAS, the parties to the Agreement wish to have Grifols succeed to the rights and responsibilities of Novartis V&D under the Agreement;

WHEREAS, Grifols wishes to pursue the nucleic acid testing business in Thailand, to include a tender being offered, or which will imminently be offered, by the Thai Red Cross (hereinafter, “TRC”);

WHEREAS, in preparation for Grifols’ response to the TRC Tender (as defined below), the parties desire to set forth terms and conditions which shall specifically govern the sale of Products in Thailand, including, without limitation, pricing and the modified structure by which revenue is reported and Gen-Probe is compensated;

WHEREAS, the parties hereto have come to an agreement regarding settlement of potential warranty claims for the Procleix® Tigris® instrument, the Procleix® Panther® instrument and the Reagent Preparation Incubator (“RPI”) for the years 2012 and 2013, and for future claims; and

WHEREAS, the parties hereto now desire to amend the Agreement to revise and clarify their rights and obligations under the Agreement with respect to the foregoing.

Grifols/Gen-Probe – Amendment #2 to Restatement

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth in the Agreement, as amended, and in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gen-Probe and Grifols agree as follows:

AGREEMENT

A.	Section 1.48 is hereby amended in its entirety to read as follows:

“1.48    “Territory” shall mean the entire world, subject to Section 3.1.9(g).”

B.	A new Section 1.57 is hereby added to the Agreement as follows:

“1.57    “Out-of-Box Failure” shall mean a Blood Screening Instrument, or a component or module thereof, purchased from Gen-Probe hereunder, which, when opened and installed or made ready for use at its final destination, fails to operate in accordance with the applicable specifications for such Blood Screening Instrument, or component or module thereof.”

C.	A new Section 3.1.9(g) is hereby added to the contract to read as follows:

“(g)    Sales to the Thai Red Cross (“TRC”). The TRC may tender with a mix of pooling and Individual Donation Testing (IDT) and, therefore, the parties have identified a price structure for both pooling in mini-pools of four (4) and IDT as outlined in this Section 3.1.9(g).

(i)
Pricing of Procleix® Panther and Procleix® Ultrio Elite® for TRC in Pools. The parties hereto contemplate that Grifols will offer the TRC the Procleix® Panther Blood Screening Instrument and the Procleix® Ultrio® Elite Blood Screening Assay (for screening blood in pools of 4 donation samples) under a Reagent Rental (as defined in Section 6.1.2(b)(i)) program, for a total fee per donation (inclusive of the Blood Screening Instrument, Blood Screening Assay, and related maintenance and repair services) in local currency as set forth below (USD shown for illustrative purposes only):

	THB	USD
Assay	[ * ]	[ * ]
Instrument	[ * ]	[ * ]
Service	[ * ]	[ * ]
Total	[ * ]	[ * ]

Grifols/Gen-Probe – Amendment #2 to Restatement
[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(ii)
To the extent that the total fee to the TRC per donation in connection with the TRC Tender (as defined below) in mini-pools of four (4) is lower than [ * ], Grifols shall bear the full responsibility for any such lower fee and Gen-Probe’s compensation from Grifols relating to the TRC Tender in mini-pools of four (4) shall be calculated as if the total fee per donation was equal to [ * ].

(iii)
Pricing of Procleix® Panther and Procleix® Ultrio Elite® for TRC in IDT. The parties hereto contemplate that Grifols will offer the TRC the Procleix® Panther Blood Screening Instrument and the Procleix® Ultrio® Elite Blood Screening Assay (for screening blood in individual donation samples) under a Reagent Rental (as defined in Section 6.1.2(b)(i)) program, for a total fee (inclusive of the Blood Screening Instrument, Blood Screening Assay, and related maintenance and repair services) in local currency as set forth below (USD shown for illustrative purposes only):

	THB	USD
Assay	[ * ]	[ * ]
Instrument	[ * ]	[ * ]
Service	[ * ]	[ * ]
Total	[ * ]	[ * ]

(iv)
To the extent that the total fee to the TRC per Blood Screening Assay unit in connection with the TRC Tender in IDT is lower than [ * ], Grifols shall bear the full responsibility for any such lower fee and Gen-Probe’s compensation from Grifols relating to the TRC Tender in an IDT format shall be calculated as if the total fee per Blood Screening Assay unit was equal to [ * ].

(v)
For the purpose of calculating Net Sales, the parties agree that the price allocated to each of the assay, instrument rental and service set forth in Sections 3.1.9(g)(i) and 3.1.9(g)(iii) are reasonable and that such prices shall apply in the event that Grifols decides, in its sole discretion or at the request of the TRC, to bid using one price for the assay, instrument rental and service.

(vi)
Applicable Purchase Price. Notwithstanding anything to the contrary set forth in this Section 3.1.9(g), Section 1.3.3 of this Agreement (relating to the minimum Applicable Purchase Price) remains in full force and effect and the pricing contemplated by this Section 3.1.9(g) for the TRC shall at all times be subject to Section 1.3.3 of this Agreement. This Section 3.1.9

Grifols/Gen-Probe – Amendment #2 to Restatement
[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(g) shall only become effective if Grifols is the prevailing party in a future national tender expected to be offered by the TRC between the effective date of the Second Amendment of this Agreement and the end of the 2016 calendar year (hereinafter, collectively, the “TRC Tender”), and will apply as of the first invoice Grifols issues to the TRC for the sale of Products in Thailand. Grifols, or its Affiliate, as applicable, shall compensate Gen-Probe for the aforementioned sale of Blood Screening Assays in accordance with Section 6.1 of this Agreement as modified by this Section 3.1.9(g). Subject to Section 1.3.3 of this Agreement, with respect to each Blood Screening Assay sold in Thailand to the TRC pursuant to the TRC Tender, the “Applicable Purchase Price” shall mean, on a per unit basis, the price calculated as follows (the “Applicable Purchase Price for Thailand”):

[ * ] each such Blood Screening Assay	+	[ * ] each such Blood Screening Assay
For the avoidance of doubt, the parties acknowledge and agree that the Applicable Purchase Price for Thailand only applies to the initial term of the TRC Tender and, unless otherwise mutually agreed by the parties, the Applicable Purchase Price shall revert to the standard formula set forth in the Agreement without giving effect to the terms of this Section 3.1.9(g) for any renewal or extension of the TRC Tender beyond the initial term of the TRC Tender.

(vii)
Summary of Final Agreement. In the event Grifols is awarded the TRC Tender, it shall provide Gen-Probe with a written summary of the terms and conditions of the final commercial agreement executed by Grifols and the TRC, at the first Supervisory Board meeting scheduled following full execution of such final agreement.

(viii)
Reporting. Grifols shall provide to Gen-Probe, within thirty (30) days after the end of each calendar month during the Blood Screening Term, a written report which shall (i) identify with specificity, on a Product-by-Product basis, the gross sales of all Products sold by Grifols in Thailand, including, without limitation, the number of Blood Screening Assays sold concurrently or in connection with the placement of Blood Screening Instruments under a Reagent Rental program; (ii) contain an accounting of the allowable deductions taken pursuant to Section 6.1.2(d) and Section 6.4; and (iii) reconcile the total revenues received regarding nucleic acid testing with the Products in Thailand, and the revenues that Grifols reports to Gen-Probe each calendar month pursuant to Section 6.4. Grifols shall provide to Gen-Probe, no later than thirty (30) days following the end of each calendar year, an annual income statement that pertains to the nucleic acid testing business in Thailand.

Grifols/Gen-Probe – Amendment #2 to Restatement
[ * ] Indicates information has been omitted and filed separately with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(ix)
Services. In accordance with Section 3.1.9(c), Grifols shall establish direct service and support personnel to support the TRC business. Product sales and related maintenance and repair services to be rendered in Thailand shall be solely and directly performed by Grifols (or its local Affiliate), and will not involve the use of third party distributors, service companies or agents.”

Grifols/Gen-Probe – Amendment #2 to Restatement

D.	Section 5.7 is hereby amended in its entirety to read as follows:

“5.7    Warranty.

5.7.1    Blood Screening Instruments. Except as otherwise set forth in Section 5.7.4 below, Gen-Probe warrants to Grifols that all the Blood Screening Instruments delivered to Grifols pursuant to this Agreement shall conform to the applicable specifications, shall be free from defects in material and workmanship, and shall be manufactured in compliance with applicable laws and regulations. Except as otherwise set forth in Section 5.7.4 below, the foregoing warranties with respect to Blood Screening Instruments shall apply until the earlier to occur of (a) eighteen (18) months from the date of shipment of the Blood Screening Instrument from Gen-Probe to Grifols (or Grifols’ designee) or (b) twelve months following installation of the Blood Screening Instrument at Grifols’ Customer location.

5.7.2    Blood Screening Assays. Gen-Probe warrants to Grifols that all the Blood Screening Assays delivered to Grifols pursuant to this Agreement shall conform to the applicable specifications, shall be free from defects in material and workmanship, and shall be manufactured in compliance with applicable laws and regulations. The foregoing warranties with respect to Blood Screening Assays shall apply until the expiration date of each such Blood Screening Assay.

5.7.3    Out-of-Box Failure Reporting. Grifols acknowledges that certain Blood Screening Instruments are manufactured for Gen-Probe by subcontract manufacturers and that Gen-Probe has represented that it is entitled to submit certain warranty claims to such subcontract manufacturers pursuant to the terms of the agreements between Gen-Probe and such subcontract manufacturers. To facilitate Gen-Probe’s efforts to maximize recoveries for warranty claims that may be submitted to such subcontract manufacturers, Grifols commits to reporting at least ninety percent (90%) of all module failures and Out-of-Box Failures to Gen-Probe each calendar quarter on a timely basis and pursuant to a warranty recovery process mutually agreed to by Gen-Probe and Grifols.

5.7.4    Pass-Through Warranty. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, to the extent a Blood Screening Instrument is manufactured by a subcontract manufacturer(s), in whole or in part, and such subcontract manufacturer(s) provide(s) a warranty on the Blood Screening Instrument, in whole or in part, Gen-Probe shall not provide Grifols any warranty on any such Blood Screening Instruments manufactured by a subcontract manufacturer(s) (or any applicable part(s) thereof) other than the warranty(ies) offered by such subcontract manufacturer(s). Gen-Probe agrees to provide warranty information (including, without limitation, information on the process for submitting warranty claims, warranty claim requirements, list of applicable Blood Screening Instrument parts and their warranty periods) to Grifols on any and all Blood Screening Instruments (or any applicable parts(s) thereof) manufactured by a subcontract manufacturer upon Grifols’ request. Notwithstanding anything to the contrary contained in this Agreement, such warranty information as updated from time to time by any subcontract manufacturer(s) shall be (a) provided by Gen-Probe to Grifols so that Grifols has notice of such updates, and (b) automatically made a part of this Agreement as if fully set forth herein and incorporated by reference without the necessity of an amendment therewith. Except as otherwise set forth in Section 5.4.2(c) of this Agreement with respect to certain Spare Parts, and to the extent that Grifols and Gen-Probe have mutually agreed that Gen-Probe shall be

Grifols/Gen-Probe – Amendment #2 to Restatement

the sole provider to Grifols of certain Blood Screening Instruments (or any applicable part(s) thereof) or Spare Parts, Gen-Probe shall be the sole authorized party to process returns or credits relating to warranties for such Blood Screening Instruments (or any applicable part(s) thereof) and Spare Parts that are manufactured by a subcontract manufacturer. As of the effective date of this Second Amendment, Grifols acknowledges that Gen-Probe is the sole provider to Grifols of Tigris Instruments, Panther Instruments and Spare Parts for the Panther Instrument and, accordingly, Gen-Probe is the sole authorized party to process returns or credits relating to warranties for Tigris Instruments, Panther Instruments and Spare Parts for the Panther Instrument.

5.7.5    LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, GEN-PROBE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. GEN-PROBE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

5.7.6    Complaint Resolution. The parties agree that prompt investigation is required of any complaint concerning product quality, in order to minimize product scrap and provide optimal customer service. The parties shall use best efforts to respond promptly to any complaint that potentially implicates product quality, in accordance with the September 19, 2013 Quality Agreement for Alliance Partnership and the parties’ “Complaint Handling Plan.”

E.	Section 6.3 is hereby amended in its entirety to read as follows:

“6.3    Invoicing.

(a)	Upon shipment of the Products to Grifols, Gen-Probe shall submit invoices therefor indicating the applicable Transfer Price to Grifols, as set forth below:

By Regular Mail:
Grifols Diagnostic Solutions Inc.
Attention: Accounts Payable
2410 Lillyvale Avenue
Los Angeles, California 90032

Invoicing by Electronic Mail:

Gen-Probe may also send electronic invoices to FSSC_GDSAP@Grifols.com
(or such address as Grifols may provide to Gen-Probe under separate cover).
**On the subject line of the email note the following information in the specific order listed as follows:

(i)	Gen-Probe’s name

(ii)	Invoice Number

Grifols/Gen-Probe – Amendment #2 to Restatement

(iii)	Invoice Date

(iv)	PO Number”

F.	Novartis’ notice address in Section 12.1 (“Notices”) is hereby deleted, and replaced by the following:

“If to Grifols:    Grifols Diagnostic Solutions Inc.
Attention: President
4560 Horton Street
Emeryville, CA 94608

Carbon copy to:

Grifols Diagnostic Solutions Inc.
Attention: Assistant General Counsel
4560 Horton Street
Emeryville, CA 94608”

The remainder of Section 12.1 shall remain unmodified.

G.
Settlement of Warranty Claims for Procleix® Tigris® instrument, Procleix® Panther® instrument and RPI. Notwithstanding anything to the contrary in the Agreement, past and future potential warranty claims with regard to the Procleix® Tigris® instrument, the Procleix® Panther® instrument and the RPI are hereby resolved as follows:

1.
In settlement of potential warranty claims for the Procleix® Tigris® instrument for the years 2012 and 2013, Gen-Probe shall issue a credit to Grifols in the total amount of Four Hundred Three Thousand Six Hundred Twenty-Nine Dollars ($403,629); One Hundred Sixty Eight Thousand Two Hundred Twenty Dollars ($168,220) of the total amount accounts for settlement of claims from the year 2012, and Two Hundred Thirty Five Thousand Four Hundred Nine Dollars ($235,409) of the total amount accounts for settlement of claims from the year 2013.

2.
In settlement of potential warranty claims for the Procleix® Panther® instrument for the years 2012 and 2013, Gen-Probe shall issue a credit to Grifols in the total amount of One Hundred Ninety Thousand Four Hundred Fifty One Dollars ($190,451).

3.
In settlement of potential warranty claims for the RPI for the years 2012 and 2013, Gen-Probe shall issue a credit to Grifols in the total amount of Sixty-One Thousand Five Hundred Thirty-Nine Dollars ($61,539).

4.
In lieu of any liability for warranty claims relating to the Tigris Instrument and/or the Panther Instrument pursuant to Section 5.7 of the Agreement for calendar year 2014 and thereafter, Gen-Probe has agreed to provide Grifols with a one-time per instrument credit at the time each such Tigris Instrument or Panther Instrument, as the case may be, is installed at a Customer site. The per instrument credit for the calendar year 2014 is (i) $5,500 for each Tigris Instrument installed at a Customer site and (ii) $5,000 for each Panther Instrument installed at a Customer site. Such instrument credits shall be applied from time to time as a reduction to the payments made by Grifols to Gen-Probe pursuant to Article 6 of the Agreement. For the avoidance of doubt, Grifols acknowledges and agrees that Gen-Probe shall have no liability for warranty claims relating to the Tigris Instrument or the Panther Instrument (including any liability under Section 6.4.4 of

Grifols/Gen-Probe – Amendment #2 to Restatement

the Product Development Addendum for the Panther Instrument and Ultrio Elite Assay), other than the instrument credits contemplated hereby.

5.
The appropriate personnel of each of Grifols and Gen-Probe shall meet in the first calendar quarter of each calendar year to review the warranty claims relating to Blood Screening Instruments (including components or modules thereof) that arose in the immediately preceding calendar year, and shall determine whether a prospective modification of the per instrument warranty credits for the Tigris Instrument and/or the Panther Instrument contemplated by this Second Amendment is warranted for the then current calendar year. For the avoidance of doubt, any adjustments to the per instrument warranty credits mutually agreed to by each of Gen-Probe and Grifols shall apply on a prospective basis only and in no event will either party be eligible to receive any reimbursement for warranty credits relating to any completed calendar year. For the further avoidance of doubt, the parties acknowledge and agree that any subsequent modification to the amount of the per instrument warranty credit for either the Tigris Instrument or the Panther Instrument will not require a subsequent amendment of the Agreement.

All of the other tables, addenda, terms and conditions of the Agreement shall continue in full force and effect. This Second Amendment, together with the Agreement, as amended, constitute the entire agreement between the parties hereto regarding the subject matter hereof and supersede any prior or contemporaneous agreement, understanding or negotiations with respect to such subject matter.

If there is any conflict between the Agreement, as amended, and any provision of this Second Amendment, this Second Amendment will control. Except as otherwise provided in this Second Amendment, the Agreement will continue in full force according to its terms.

This Second Amendment may be signed by the parties in counterparts, which signatures, taken as a whole, shall constitute an effective Amendment. Signature pages sent via facsimile or e-mail shall be deemed valid and binding to the same extent as the original, provided that the parties promptly provide originally signed documents thereafter.

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Grifols/Gen-Probe – Amendment #2 to Restatement

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives have set their hands below, whereby they evidence their intent to be legally bound as of the effective date of this Second Amendment.

GRIFOLS DIAGNOSTIC SOLUTIONS INC.		GEN-PROBE INCORPORATED
By:	/s/ Carsten Schroeder________	By:	/s/ Eric B. Compton_________
Name:	Carsten Schroeder__________	Name:	Eric B. Compton___________
Title:	President_________________	Title:	Chief Operating Officer_____
Date:	15 April 2015_____________	Date:	3/30/2015________________

Grifols/Gen-Probe – Amendment #2 to Restatement